Exhibit 10.23

SUBLEASE

This Sublease (the "Sublease"), is entered into as of December 22, 2010, to be effective as of the “Closing Date” defined below (herein, the “Effective Date”), by and between CONEXANT SYSTEMS, INC., a Delaware corporation (“Sublandlord”), and NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor (“Subtenant”), with respect to the following:

RECITALS

A.           Sublandlord is the original landlord and Subtenant is the tenant pursuant to that certain written Lease dated March 12, 2002 (the “Original Lease”) by and between Landlord and SpecialtySemi, Inc. (“Original Tenant”), as amended by a First Amendment to Lease dated May 1, 2004 (the “First Amendment”), that certain Second Amendment to Lease dated December 31, 2005 (the “Second Amendment”), that certain Third Amendment to Lease dated September 26, 2006 (the “Third Amendment”), that certain Fourth Amendment to Lease dated June 15, 2009 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of December 8, 2010 (the “Fifth Amendment”) and that certain Sixth Amendment to Lease dated as of the date hereof, to be effective as of the Effective Date (the “Sixth Amendment” and, collectively with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, the “Lease”). The Lease is attached hereto as Exhibit “A”. Subtenant has succeeded to the interest of Original Tenant under the Lease. The Lease covers certain premises consisting of approximately 68,277 rentable square feet (the “Original Premises”) plus 748 rentable square feet of data center space (the “Data Center Premises”), all as depicted on Exhibit “B” to the Lease, located in a building known as Building 501 and commonly referred to as “Half Dome” (the “Building”) with a street address of 4311 Jamboree Road, Newport Beach, California.

B.           Sublandlord is concurrently herewith selling the Building to a third party (“Master Landlord”) and is leasing back from Master Landlord space in the Building that includes the Data Center Premises, as Master Landlord desires Sublandlord to administer the Data Center Premises from and after the date that the grant deed is recorded in the Official Records of the Office of the County Clerk Recorder of Orange County, California transferring fee title to the Building and the land on which it is located from Landlord to such third party (the “Closing Date”). Master Landlord and Subtenant are concurrently herewith entering into the Sixth Amendment to exclude the Data Center Premises from the premises demised by the Lease as of the Effective Date.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                 Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

2.                 Subleased Premises.

(a)           Effective as of the Effective Date, on and subject to the terms and conditions of the Lease which shall, subject to subparagraphs (e) and (f) below, apply with equal force to Sublandlord’ s and Subtenant’s rights and obligations hereunder, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Data Center Premises for the term, at the rental, and upon all of the conditions set forth herein. From and after the Effective Date, Subtenant shall comply, subject to subparagraph (e) below, with respect to the Data Center Premises, with all of its obligations under the Lease with respect to the Leased Premises, including without limitation pursuant to paragraph 3 of the Third Amendment, except that Expense Rent for the Data Center Premises shall be payable in accordance with subparagraph (b) below.

(b)           Subtenant shall pay to Sublandlord, monthly in advance commencing on the Effective Date, as Expense Rent for the Data Center Premises, the amount of $15,167 per month, which amount is calculated as set forth in Exhibit “B” hereto.

(c)           The Term of the Sublease with respect to the Data Center Premises shall be co-terminous with the Lease Term; provided, however, upon written notice from Subtenant given to Sublandlord, if at all, at least ninety (90) days prior to Subtenant’s desired termination date or from Sublandlord to Subtenant given, if at all, at least eleven (11) months prior to Sublandlord’s desired termination date (in whichever case, a “Termination Notice”), either party may terminate the Sublease as of the date specified in the Termination Notice (which date, if Subtenant delivers the Termination Notice, must be at least ninety (90) days after such Termination Notice is given and, if Sublandlord delivers the Termination Notice, must be at least eleven (11) months after the Termination Notice is given, in order for such Termination Notice to be effective); provided, however, the Sublease shall terminate upon any termination of Sublandlord’s lease with Master Landlord respect to the Data Center Premises (the “Master Lease”). If a Termination Notice is timely and properly given pursuant to the immediately preceding sentence (it being acknowledged and agreed that Subtenant may deliver a Termination Notice after Sublandlord delivers a Termination Notice, in which case Subtenant’s Termination Notice shall control if the date specified for termination therein is earlier than the date specified in Sublandlord’ s Termination Notice), then the Sublease shall terminate at 11:59 p.m. on the day specified in Subtenant’s Termination Notice. Upon any early termination of the Sublease pursuant to this subparagraph, the same shall be surrendered on the early termination date in the same condition in which Subtenant is required to surrender the Leased Premises pursuant to Section 2.5 of the Lease, except that Subtenant shall not be required to repair or replace any stained or damaged ceiling tiles, wall coverings and floor coverings, unless such stain or damage to ceiling tiles, wall coverings or floor coverings were the result solely of Subtenant’s activities in the Data Center Premises or were caused by the removal of Subtenant’s equipment, trade fixtures, furniture, supplies, wall decorations and/or other personal property.

                    (d)          Notwithstanding anything to the contrary contained herein, if Subtenant uses the Data Center Premises or fails to perform its obligations hereunder in any manner which would permit Master Landlord to charge Sublandlord any additional sums pursuant to the Master Lease, then Subtenant shall pay such additional charges directly to Sublandlord upon receipt of written notice thereof from Sublandlord and such additional charges shall be deemed Additional Rent.

                    (e)          The provisions of Sections 1.1(w) and (y), 2.6, 5.3 and 9.2(a) and Article 16 of and Exhibit B (other than Exhibit A to the Fourth Amendment) to the Original Lease, the first sentences of Sections 2.3, 4.5, 4.10(e) of the Original Lease, the First Amendment, paragraph 2 of the Second Amendment, paragraph 4 of the Third Amendment and the Fifth Amendment shall have no application to the Sublease and/or the Data Center Premises. The following terms as used in the Lease shall have the meanings set forth below with respect to this Sublease:

(i)	“Premises” and/or “Leased Premises” (and any references thereto in the Lease) means the Data Center Premises;
(ii)	“Landlord” means Sublandlord;
(iii)	“Tenant” means Subtenant;
(iv)	“Lease” means this Sublease;
(v)	“Permitted Use” means data center use; and
(vi)	“Lease Commencement Date” (other than in Sections 1.1(r) and (v) and in the penultimate sentence of Section 4.10(e) of the Original Lease) shall mean the Effective Date.

                     (f)          Notwithstanding the express provisions of this Sublease, the Sublease is and shall at all times be subject and subordinate to the Master Lease, all mortgages encumbering Master Landlord's interest in the Property and to all easements, liens and other encumbrances and matters of record or apparent. Sublandlord shall not be in breach of its obligations under this Sublease unless Sublandlord fails to make any repairs or perform maintenance which it is obligated to perform hereunder and such failure persists for an unreasonable time after written notice of a need for such repairs or maintenance is given to Sublandlord by Subtenant. Sublandlord shall not be liable for, Subtenant shall not be entitled to any damages or abatement or reduction of Rent by reason of, and no constructive or actual eviction shall occur because of, (i) Sublandlord's failure to perform such obligations or any other obligations hereunder or (ii) any accidents, breakage, repairs, strikes, brownouts, blackouts, flooding, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sublandlord, including, without limitation, any actions of Master Landlord under the Master Lease. Sublandlord shall not be required to perform any maintenance, repair or replacement that is the obligation of Master Landlord under the Master Lease; provided, however, that in the event of any such default or failure by Master Landlord which would have a materially adverse effect upon the Data Center Premises, so long as Subtenant is not in default hereof, Sublandlord agrees (upon notice from Subtenant, and at Subtenant's expense) to make demand upon Master Landlord to perform its obligations under the Master Lease all in accordance with the terms of the Master Lease. Subtenant shall pay all costs and expense, including reasonable attorneys' fees, that may be incurred by Sublandlord in enforcing the provisions of this Sublease or in enforcing Master Landlord's obligations under the Master Lease if requested to do so by Subtenant.

3.               Demising of Data Center Premises. Subtenant acknowledges that Sublandlord has demised the Data Center Premises and has completed Landlord’s Work with respect thereto. If and to the extent that Subtenant has not paid to Sublandlord, prior to the Effective Date, all amounts required to be paid under the Fourth Amendment with respect to Landlord’s Work, the same shall be additional rent due to Sublandlord by Subtenant pursuant to the terms of the Sublease within thirty (30) days after Sublandlord’s demand therefor. Notwithstanding anything to the contrary reflected on Exhibit A to the Lease, Subtenant shall be responsible for providing all racks, cabinets and other equipment for its use of the Data Center Premises. Any other work Subtenant desires to perform in the Data Center Premises shall be Subtenant’s responsibility, both as to performance and cost.

4.               Brokers. Subtenant represents that it has not dealt with any broker, agent or finder in connection with this Sublease, and that no such broker, agent or finder has any claim under, by or through Subtenant for a commission or fee in connection with this Sublease.

5.               Entire Agreement. This Sublease embodies the entire understanding between Sublandlord and Subtenant with respect to the subject matter hereof and can be changed only by an instrument in writing executed by both Sublandlord and Subtenant.

6.               Conflict of Terms. In the event that there is any conflict or inconsistency between the terms and conditions of the Lease and those of this Sublease, the terms and conditions of this Sublease shall control and govern the rights and obligations of the parties.

In witness whereof, the undersigned have entered into this Sublease to be effective as of the date first above written.

SUBLANDLORD CONEXANT SYSTEMS, INC., a Delaware corporation By: /s/ MARK PETERSON Title: Senior Vice President & Chief Legal Officer	SUBTENANT NEWPORT FAB, LLC, a Delaware limited liability company doing business as Jazz Semiconductor By: /s/ RAFI MOR Title: Senior Vice President and General Manager